                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                             (Amendment No. 8)*


                               D.R. Horton, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  23331A 10 9
                        ------------------------------
                                 (CUSIP Number)

                               December 31, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 4 Pages

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 CUSIP No. 23331A 10 9                13G                    Page 2 of 4 Pages

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities only)


      Terrill J. Horton
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      United States of America
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          3,928,421
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          3,928,421
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      3,928,421
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      5.8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IN
------------------------------------------------------------------------------

______________________
* See instruction before filling out!

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 CUSIP No. 23331A 10 9                13G                    Page 3 of 4 Pages

Item 1

     (a) Name of Issuer: D.R. Horton, Inc.

     (b) Address of Issuer's Principal Executive Offices:

         1901 Ascension Blvd., Suite 100
         Arlington, Texas 76006

Item 2

     (a) Name of Person Filing: Terrill J. Horton

     (b) Address of Principal Business Office or, if none, Residence:

         1901 Ascension Blvd., Suite 100
         Arlington, Texas 76006

     (c) Citizenship: United States of America

     (d) Title of Class of Securities: Common Stock, $.01 par value

     (e) CUSIP Number: 23331A 10 9

Item 3.

     Not applicable

Item 4. Ownership.

     At December 31, 2000:

     (a) Amount Beneficially Owned: 3,928,421*

     (b) Percent of class: 5.8%

     (c) Number of shares as to which the person has:

         (i)   Sole power to vote or to direct the vote: 3,928,421*

         (ii)  Shared power to vote or to direct the vote: -0-

         (iii) Sole power to dispose or to direct the disposition of: 3,928,421*

         (iv)  Shared power to dispose or to direct the disposition of: -0-


_____________

* 2,987,017 shares are held by trusts of which the undersigned is the trustee.

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 CUSIP No. 23331A 10 9                13G                    Page 4 of 4 Pages


Item 5.  Ownership of Five Percent or Less of a Class.

         Not Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable.

Item 9.  Notice of Dissolution of a Group

         Not Applicable.

Item 10. Certification

         Not Applicable.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                       February 6, 2001
                                              ----------------------------------
                                                            Date


                                                    /s/ Terrill J. Horton
                                              ----------------------------------
                                                          Signature


                                                       Terrill J. Horton
                                              ----------------------------------
                                                             Name